Incorporated in the State of New York on September 7, 2006

No. 001

Shares

E GLOBAL MARKETING, INC.

Common Stock

THIS CERTIFIES THAT _______________________________ is the owner of

_______________________________ Shares of the Capital Stock of

E GLOBAL MARKETING, INC.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this __________ day of __________ A.D. ______

President

Secretary

SHARES $ 0.025 EACH